Exhibit 10.1

First Amendment to Employment Agreement

This First Amendment to Employment Agreement (this “Amendment”) is made by and between W&T Offshore, Inc., a Texas corporation (the “Company”) and Tracy W. Krohn (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated effective April 21, 2004 (the “Original Agreement”); and

WHEREAS, the Company and Executive desire to amend the Original Agreement in certain respects as provided herein.

NOW THEREFORE, for and in consideration of the foregoing and the agreements contained herein, the Company and Executive do hereby agree as follows:

1.	Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the same meaning ascribed thereto in the Original Agreement.

2.	Amendment. (a) Section 1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“1. EMPLOYMENT AND TERM. The Executive’s December 2, 2002 Employment Agreement (the ‘2002 Employment Agreement’) is hereby superseded by this Agreement, and effective as of the Effective Date, Executive shall have no further rights and the Company shall have no further liabilities under the 2002 Employment Agreement. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to employ the Executive, and the Executive accepts such employment, as Chief Executive Officer (‘CEO’) and President of the Company for the period beginning on the Effective Date and continuing until the earlier of (i) the third anniversary of the Effective Date (the ‘Initial Employment Term’), or (ii) the termination of the Executive’s employment pursuant to the terms hereof. This Agreement will be automatically extended for an additional year on the first anniversary date hereof and every subsequent anniversary date unless terminated by either the Company or the Executive by the giving of written notice to the other party no later than three (3) months prior to the first anniversary date hereof or any such subsequent anniversary date, as the case may be. Effective as of the Execution Date, the Executive shall no longer be President or Treasurer of the Company but shall retain the position of CEO. The entire period that Executive is employed under this Agreement shall be referred to in this Agreement as the ‘Employment Term’.”

(b) Effective the Execution Date, Section 2A of the Original Agreement is hereby amended by replacing the number “$500,000” in the third line thereof with the number “$1,000,000”.

(c) Section 2(B) of the Original Agreement is hereby amended in its entirety as follows:

“2(B) BONUS. In addition to the Base Salary, the Executive shall be eligible to earn an annual bonus payable in cash, as promptly as practicable after the close of the taxable year (but no later than March 15th) up to a maximum amount of $500,000, as determined by the Compensation Committee of the Board.”

(d) Section 4(A) of the Original Agreement is hereby amended by deleting the third full sentence thereof and replacing it with “The Executive shall devote his efforts to performing such duties faithfully, diligently and to the best of his abilities to advance the interests of the Company.” Section 4(B) of the Original Agreement is hereby amended by replacing the words “Krohn-Barbour Racing, LLC” in the first sentence thereof with “Krohn Racing, LLC”. Section 4(C) of the Original Agreement is hereby amended by deleting the words “and President” contained therein.

(e) Section 6(A)(ii) of the Original Agreement is hereby amended by replacing the sentence contained therein with “The Company’s ‘Business’ means the business of oil and gas exploration or production conducted in the Gulf of Mexico and such other and further business of the Company as the same may exist from time to time.” Section 6(A)(iii) of the Original Agreement containing the definition of “Compete” is hereby amended by replacing the last sentence thereof with “W&T Offshore, LLC shall not be considered to Compete with the Company’s Business.” Section 6(F) of the Original Agreement is hereby amended by deleting the phase “and for a period of two (2) years thereafter (such period, the ‘Non-Compete Period’)” in the second and third lines thereof. The remedy provisions of Section 6(G) of the Original Agreement are hereby deleted and said Section 6(G) shall hereafter recite “Intentionally Deleted”.

(f) Section 7(B) of the Original Agreement is hereby amended by deleting the following sentence contained therein: “One-half of the Severance Payment, but not less than $1,125,000, shall be paid to the Executive to compensate him for his lost earnings during the Non-Compete Period, and such allocation shall be noted in the Company’s accounting records for purposes of addressing whether any excise taxes are owed by the Company or the Executive in connection with the Severance Payment.”

(g) Section 8(A)(iv) of the Original Agreement is amended by adding the phrase”, within a ninety (90) day period after the initial existence of the condition,” in the fifth line thereof after the words “upon for termination” and before the words “and if the Company fails”.

(h) Section 11(A) and (B) of the Original Agreement are hereby deleted and replaced with the following:

“(A) If to the Company to:

W&T Offshore, Inc.

Attention: President

Nine Greenway Plaza, Suite 300

Houston, TX 77046

Facsimile: (713) 624-7324

(B) If to the Executive to:

Tracy W. Krohn

Nine Greenway Plaza, Suite 300

Houston, TX 77046

Facsimile: (713) 624-7324”

(i) Section 18 is added to the Original Agreement as follows:

“18. AIRCRAFT. Since the Effective Date, in an effort to provide for the personal safety of the Executive and to facilitate efficient travel, the Company has authorized the use of Company supplied aircraft by the Executive. Accordingly, during the Employment Term, the Executive shall have the right to use Company fractional ownership or chartered aircraft (excluding private aircraft owned by the Executive) for any reason, whether personal or business related. In addition, private aircraft owned by the Executive may be chartered by the Company for only business purposes of the Company, not to exceed 25 hours of flight time in any calendar year (pro-rated for the period from the Execution Date until the end of year 2008), unless the Audit Committee has authorized use in excess of 25 hours in any calendar year; provided, however, the costs to the Company to charter the private aircraft owned by the Executive for any trip shall never exceed the cost to charter an aircraft that meets the needs for such trip (taking into account required seating capacity, operational requirements and flight duration) as determined by the Chief Financial Officer of the Company (based on the rates of at least two third-party operators, which may include Flight Options and EJM as acceptable sources). The Chief Financial Officer of the Company shall provide the Audit Committee a quarterly accounting of the use by the Executive of both Company fractional ownership or chartered aircraft and the private aircraft owned by the Executive. The tax implications to the Executive and the required SEC disclosures shall be determined by the Chief Financial Officer of the Company in accordance with applicable law and regulations.”

3.	Ratification. As amended herein, the Original Agreement remains in full force and effect. The term “Agreement” shall hereafter mean the Original Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective the 14th day of October, 2008 (the “Execution Date”).

W&T OFFSHORE, INC.

By:	/s/ S. James Nelson, Jr.
Name:	S. James Nelson, Jr.
Title:	Chairman, Compensation Committee of Board of Directors “COMPANY”

By:	/s/ Tracy W. Krohn
Name:	Tracy W. Krohn “EXECUTIVE”